Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary
(303) 573-1660
ROYAL GOLD ANNOUNCES PRICING OF
MANDATORY CONVERTIBLE PREFERRED STOCK OFFERING
     DENVER, CO, NOVEMBER 6, 2007. ROYAL GOLD, INC. (NASDAQ: RGLD; TSE: RGL) the leading publicly-traded precious metals royalty company, today announced that it has set the price for the public offering of 1,000,000 shares of its 7.25% mandatory convertible preferred stock (“Preferred Stock”) at $100 per share. The Preferred Stock will pay, when declared by the Board of Directors, dividends at a rate of 7.25% per annum, payable quarterly. Royal Gold will pay dividends in cash, common stock or a combination of cash and common stock. The first dividend payment date will be February 15, 2008. The underwriters have an option to purchase from Royal Gold up to an additional 150,000 shares of Preferred Stock to cover over-allotments, if any.
     The estimated net proceeds to Royal Gold from the Preferred Stock offering (assuming the exercise in full of the underwriters’ over-allotment option) are expected to be approximately $111.15 million. Royal Gold currently intends to use the net proceeds from this offering for acquisitions of additional royalty interests as further described in the prospectus supplement for the offering.
     Each share of the Preferred Stock will automatically convert on November 15, 2010 into between approximately 2.8 and 3.4 shares of Royal Gold common stock if not converted earlier. The conversion rates will be subject to anti-dilution adjustments in certain circumstances. Holders may elect to convert at any time prior to November 15, 2010 at a conversion rate equal to 2.8335 shares of common stock for each share of Preferred Stock, subject to adjustments. Royal Gold may cause the conversion of all of the shares of Preferred Stock at its option at any time on or prior to May 15, 2008, unless it has completed a material transaction involving the acquisition of assets or a business with a purchase price of $100 million or more on or prior to that date. The holders of the Preferred Stock may also convert their shares into common stock in connection with certain cash acquisitions involving Royal Gold. We have applied for the Preferred Stock to be listed on the NASDAQ Global Select Market under the ticker symbol “RGLD P.”
     Merrill Lynch & Co. is acting as the sole book-running manager and HSBC is acting as co-manager for the mandatory convertible preferred stock offering.
     The Preferred Stock will be sold pursuant to Royal Gold’s effective shelf registration statement previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Preferred Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of Preferred Stock will be made only by means of a prospectus and prospectus supplement.
     Copies of the prospectus supplement and the accompanying prospectus relating to the offering can be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080; 212-449-1000.
     Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metals royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at http://www.royalgold.com.

Cautionary “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements. Factors that could cause actual results to differ materially from the forward looking statements are described in Royal Gold’s Annual Report on Form 10-K and other of its filings with the SEC. Readers should keep in mind that forward-looking statements are much less reliable than historical information. Royal Gold disclaims any obligation to update any forward-looking statement made herein.

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